Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 9, 2006 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the fourth quarters and fiscal years ended December 31, 2005 and January 1, 2005.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FOURTH QUARTER EARNINGS RELEASE

(UNAUDITED)

	Thirteen Weeks Ended (a)		Fifty-Two Weeks Ended (b)
	December 31,	January 1,	December 31,	January 1,
(In Thousands, Except Share and Per Share Data)	2005	2005	2005	2005

Sales	$124,169	$122,250	$470,354	$502,898

Operating Income	7,655	5,854	31,816	34,579

Interest, dividend and other income (expense), net (c)	680	692	1,606	3,591

Income before income taxes	8,335	6,546	33,422	38,170

Income tax provision	3,349	2,612	13,571	15,498

Net income	$4,986	$3,934	$19,851	$22,672

Net income per common share (d):
Basic – Class A Common Stock	$1.48	$1.23	$5.87	$7.00
Basic – Class B Common Stock	N/A	0.84	N/A	6.13
Diluted	1.48	1.16	5.87	6.70

Weighted average common shares outstanding (d):
Basic – Class A Common Stock	3,379,002	2,813,894	3,381,051	2,217,675
Basic – Class B Common Stock	N/A	569,358	N/A	1,164,977
Diluted	3,379,002	3,383,252	3,381,051	3,382,652

(a)                Sales increased 1.6% during the fourth quarter of 2005 compared to the same period of 2004. The fourth quarter of 2005 included Rosh Hashanah and Yom Kippur sales which occurred in the third quarter of 2004. Operating income as a percent of sales was 6.2% in the fourth quarter of 2005 compared to 4.8% in the same period of 2004 primarily due to lower compensation expense in 2005 related to stock appreciation rights (SARs). SARs compensation expense totaled $1,635 and $2,860 during the fourth quarter of 2005 and 2004, respectively. SARs compensation expense is recognized over the vesting period and also fluctuates based on changes in the Company’s common stock price.

(b)               Sales in fiscal 2005 were $470,354 compared to $502,898 in 2004, a decrease of 6.5%. The labor dispute affecting other supermarkets in the Company’s trade area resulted in significantly higher sales for Gelson’s in fiscal 2004. Sales were negatively impacted for three weeks during 2004 as the Century City store was closed due to construction at the Century City Shopping Center where the store is located. Sales at the Century City store were also negatively impacted in both years as a result of ongoing construction near the store.

Operating income decreased to 6.8% of sales in fiscal 2005 from 6.9% of sales in 2004. The Company achieved significant economies of scale in fiscal 2004 on incremental sales during the labor dispute. These economies were partially offset by approximately $2,200 of bonus expense recognized and paid in 2004 to the Company’s union employees who belong to the United Food and Commercial Workers’ Union, as well as, higher compensation expense in 2004 related to the Company’s SARs program and higher gross margins in 2005 due to a combination of cost reductions and product pricing decisions. During 2005, the Company recognized $946 of SARs compensation expense compared to $3,658 in 2004.

(c)                Other income (expense) includes net gains realized on investments of $36 and $1,787 in fiscal 2005 and 2004, respectively.

(d)               As of November 10, 2004, all Class B Common Stock was converted to Class A Common Stock.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950